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                                                                    EXHIBIT 12.1


               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                     Year Ended December 31,
                                       ---------------------------------------------
                                         2000    1999      1998      1997      1996
                                       -------  -------   -------   -------   ------
Earnings:
Earnings before income taxes and
  extraordinary item                   194,140   117,828   175,134   85,603   48,226
Fixed charges                          111,282    39,004    37,346   30,786   28,460
                                       -------   -------   -------  -------   ------
                                       305,422   156,832   212,480  116,389   76,686
                                       =======   =======   =======  =======   ======

Fixed Charges:
Interest expense and amortization
  of debt discount and debt
  issuance costs                        59,374    17,304    17,781   12,948   11,590
Interest component of rent expense      51,908    21,700    19,565   17,838   16,870
                                       -------   -------   -------   ------   ------
                                       111,282    39,004    37,346   30,786   28,460
                                       =======   =======   =======   ======   ======
  Ratio of earnings to fixed charges       2.7       4.0       5.7      3.8      2.7
                                       =======   =======   =======   ======   ======

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